                                                                   EXHIBIT 10.31

                                                                  CONFORMED COPY


                           PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG


                            GREEN RIVER PIPELINE, LLC
                                       AND
                          MCMURRY OIL COMPANY, SELLERS


                                       AND


                          TEPPCO PARTNERS, L.P., BUYER




                                SEPTEMBER 7, 2001

                                TABLE OF CONTENTS

ARTICLE 1         DEFINITIONS ...........................................................  1

         1.1      Certain Defined Terms .................................................  1

ARTICLE 2         SALE AND PURCHASE OF THE COMPANY ......................................  1

         2.1      Sale and Purchase of the Company ......................................  1
         2.2      Assumption of Liabilities .............................................  1
         2.3      Retention of Liabilities ..............................................  2
         2.4      Expansion Project .....................................................  3
         2.5      Gas Imbalances ........................................................  3

ARTICLE 3         PURCHASE PRICE ........................................................  4

         3.1      Purchase Price ........................................................  4

ARTICLE 4         REPRESENTATIONS AND WARRANTIES ........................................  4

         4.1      Representations and Warranties of Sellers .............................  4
         4.2      Representations and Warranties of Buyer  ..............................  9

ARTICLE 5         ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS .......................... 10

         5.1      Access ................................................................ 10
         5.2      Environmental Inspection .............................................. 10
         5.3      Environmental Conditions .............................................. 11
         5.4      Waiver and Release .................................................... 11
         5.5      Confidential Information .............................................. 11

ARTICLE 6         TITLE ................................................................. 12

         6.1      Title Warranty ........................................................ 12
         6.2      Buyer's Title Review .................................................. 12
         6.3      Title Defect Disputes ................................................. 12

ARTICLE 7         COVENANTS OF SELLER AND BUYER ......................................... 12

         7.1      Hart-Scott-Rodino Act ................................................. 12
         7.2      Conduct of Business Pending Closing ................................... 13
         7.3      Gas Gathering Agreements; Gas Purchase Agreements ..................... 13
         7.4      Employees ............................................................. 14
         7.5      Public Announcements .................................................. 14
         7.6      Actions by Parties .................................................... 15

         7.7      Further Assurances .................................................. 15
         7.8      Records ............................................................. 15
         7.9      No Shop ............................................................. 15
         7.10     Casualty Loss ....................................................... 15
         7.11     Radio Frequencies ................................................... 16
         7.12     Fisher ROC RTUs ..................................................... 16
         7.13     Transition Services Agreement ....................................... 16

ARTICLE 8         CLOSING CONDITIONS .................................................. 16

         8.1      Sellers' Closing Conditions ......................................... 16
         8.2      Buyer's Closing Conditions .......................................... 17

ARTICLE 9         CLOSING ............................................................. 17

         9.1      Closing ............................................................. 17
         9.2      Sellers' Closing Obligations ........................................ 17
         9.3      Buyer's Closing Obligations ......................................... 17

ARTICLE 10        POST-CLOSING MATTERS ................................................ 18

         10.1     Final Settlement Statement .......................................... 18
         10.2     Adjustments ......................................................... 18

ARTICLE 11        LIMITATIONS ......................................................... 19

         11.1     Disclaimer of Warranties ............................................ 19
         11.2     Damages ............................................................. 20

ARTICLE 12        TAXES ............................................................... 20

         12.1     Taxes ............................................................... 20

ARTICLE 13        INDEMNITY ........................................................... 21

         13.1     Obligation of Parties to Indemnify .................................. 21
         13.2     Indemnification Procedures - Third Party Claims ..................... 21
         13.3     Direct Claims ....................................................... 22
         13.4     Survival of Representations and Warranties .......................... 22

ARTICLE 14        RELEASE ............................................................. 23

         14.1     Asbestos and NORM ................................................... 23

ARTICLE 15        TERMINATION; REMEDIES; LIMITATIONS .................................. 23

         15.1     Termination ............................................................................ 23
         15.2     Remedies ............................................................................... 24

ARTICLE 16        MISCELLANEOUS .......................................................................... 24

         16.1     Counterparts ........................................................................... 24
         16.2     Governing Law; Jurisdiction; Process ................................................... 24
         16.3     Entire Agreement ....................................................................... 25
         16.4     Expenses ............................................................................... 25
         16.5     Notices ................................................................................ 25
         16.6     Successors and Assigns ................................................................. 26
         16.7     Amendments and Waivers ................................................................. 26
         16.8     Arbitration ............................................................................ 26
         16.9     Preferential Rights .................................................................... 27
         16.10    Severability ........................................................................... 27
         16.11    Time of Essence ........................................................................ 27

         LIST OF EXHIBITS

         Exhibit A      Definitions
         Exhibit B      Pipelines, Compressor Stations and Metering Stations
         Exhibit B-1    Maps of Pipelines, Compressor Stations and Metering Stations
         Exhibit C      Property
         Exhibit C-1    Permits
         Exhibit D      Related Facilities
         Exhibit E      Related Agreements

         LIST OF SCHEDULES

         Schedule 2.4       Expansion Project
         Schedule 4.1(g)    Related Agreements
         Schedule 4.1(i)    Litigation and Claims
         Schedule 4.1(p)    Authorized Expenditures
         Schedule 4.1(q)    Environmental Matters
         Schedule 4.1(t)    Balance Sheet of Jonah Gas Gathering Company
         Schedule 4.2(e)    Consents
         Schedule 7.4       Transferred Employees

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement"), dated September 7, 2001, is by and among Green River Pipeline, LLC, a Wyoming limited liability company ("Green River"), and McMurry Oil Company, a Wyoming corporation ("MOC") (Green River and MOC are referred to herein individually as a "Seller" and collectively as the "Sellers") and TEPPCO Partners, L.P., a Delaware limited partnership ("Buyer"). Buyer and each Seller are referred to herein individually as a "Party" and Buyer and Sellers are referred to herein collectively as the "Parties."

                                    RECITALS:

         A. Sellers own 100% of the partnership interests in the Jonah Gas Gathering Company, a Wyoming general partnership (the "Company"). The Company operates a natural gas gathering system and conducts related activities through the Assets located in and around Sublette, Lincoln and Sweetwater Counties, Wyoming (the "Business").

         B. Sellers desire to sell and Buyer desires to purchase all of the partnership interests in the Company (the "Partnership Interests") under the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual promises and the representations, warranties and covenants herein made, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. Defined terms used in this Agreement shall have the meanings set forth herein or on Exhibit A hereto.


                                    ARTICLE 2
                        SALE AND PURCHASE OF THE COMPANY

         2.1 SALE AND PURCHASE OF THE COMPANY. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase from Sellers, 100% of the Partnership Interests.

         2.2 ASSUMPTION OF LIABILITIES. Effective as of the Closing, but subject to the Retained Liabilities and indemnity obligations of Sellers in Section 13.1(a), Buyer shall cause the Company to be responsible for and to pay, honor and discharge when due and payable all of the obligations, liabilities and commitments attributable to the Company accruing after the Closing Date ("Assumed Liabilities"), including, but not limited to, the following:

         (a) except to the extent otherwise expressly provided in Section 5.3, all Losses of the Company arising from, or alleged to be arising from or attributable to a violation of, or the failure to perform any obligation imposed by, Environmental Laws in effect where the Assets are located, regardless of whether arising from or attributable to the ownership of the Assets before or after the Closing Date, and regardless of whether resulting from any acts or omissions of the Company or the condition of the Property when acquired except for (i) fines and penalties asserted against the Company by any governmental authority attributable to a violation of, or the failure to perform any obligation imposed by, Environmental Laws attributable to time periods on or prior to the Closing Date; (ii) liabilities arising out of or related to any Offsite Environmental Matter attributable to time periods on or prior to the Closing Date; and (iii) any third party claims for personal injury, property damage, damage to natural resources arising out of or related to Environmental Conditions disclosed by Sellers or the Company or identified in the Environmental Review;

         (b) all Losses under the terms of the Related Agreements, Property or Permits attributable to time periods after the Effective Date;

         (c) all Losses attributable to litigation filed or claims made against the Company attributable to time periods after the Closing Date;

         (d) all Losses occurring, arising out of or related to Transferred Employees or employment matters attributable to time periods after the Closing Date; and

         (e) all Losses related to Taxes due or payable by the Company with respect to time periods after the Effective Date but subject to Section 12.1(a).

         2.3 RETENTION OF LIABILITIES. Except for the Assumed Liabilities, Sellers retain and agree to pay, honor and discharge all of the obligations, liabilities and commitments of the Company attributable to time periods on or prior to the Closing Date (the "Retained Liabilities"), including, but not limited to, the following:

         (a) all Losses with respect to (i) fines and penalties asserted against the Company by any governmental authority attributable to a violation of, or the failure to perform any obligation imposed by, Environmental Laws attributable to time periods on or prior to the Closing Date; (ii) liabilities arising out of or related to any Offsite Environmental Matter attributable to time periods on or prior to the Closing Date; and (iii) any third party claims for personal injury, property damage, damage to natural resources arising out of or related to Environmental Conditions disclosed by Sellers or the Company or identified in the Environmental Review;

         (b) all Losses under the terms of the Related Agreements, Property or Permits attributable to time periods on or prior to the Effective Date including accounts payable and receivable of the Company;

         (c) all Losses attributable to litigation filed or claims made against the Company related to time periods on or prior to the Closing Date, including those matters identified on Schedule 4.1(i);

         (d) all Losses occurring, arising out of or related to Transferred Employees or employment matters with respect to the Company attributable to time periods on or before the Closing Date including, without limitation, severance payments, benefits or ERISA obligations or EEOC or other employment type claims asserted against the Company;

         (e) all Losses related to Taxes due or payable by the Company with respect to time periods on or prior to the Effective Date but subject to Section 12.1(a);

         (f) all Losses arising out of or related to assets previously owned by the Company that are not owned by the Company as of the Closing Date or that are not related to the Business;

         (g) all Losses arising out of the underpayment (or claimed underpayment) of any royalties or similar payments to third parties (or any claims relating thereto) resulting from Affiliate transactions involving the Company prior to the Closing Date; and

         (h) all Losses relating to inter-company accounts payable or receivable, which shall be satisfied prior to the Closing Date.

         2.4 EXPANSION PROJECT. Buyer acknowledges that the Company is in the process of expanding a portion of the pipeline that is included in the Assets and is more particularly described in Schedule 2.4 (the "Expansion Project"). The estimated aggregate cost incurred or to be incurred by the Company related to the Expansion Project up to and including the Effective Date (the "Estimated Expansion Costs") is Nine Million Dollars ($9,000,000). The Parties agree that an adjustment shall be made pursuant to the Final Settlement Statement referred to in Section 10.1 to reflect the difference between such actual costs incurred prior to the Effective Date and the Estimated Expansion Costs so that Sellers shall receive a credit if such actual costs exceed the Estimated Expansion Costs and Buyer shall receive a credit if such actual costs are less than the Estimated Expansion Costs. Buyer acknowledges that the Company has not acquired as of the date of this Agreement, all of the rights-of-way and easements required for the Expansion Project and that Buyer may have to acquire additional rights-of-way and easements necessary to complete the Expansion Project. Buyer and Sellers agree that the estimated costs to complete the entire Expansion Project described above, including contingency costs identified by Buyer in the amount of One Million Dollars ($1,000,000), have been included in the calculation of the Purchase Price. Buyer agrees to cause the Company to pay for the costs incurred by the Company to complete the Expansion Project after the Effective Date and to indemnify Sellers from and against all such costs incurred after the Effective Date. The in-service dates and associated commitments with respect to the Expansion Project are set forth on Schedule 2.4.

         2.5 GAS IMBALANCES. Sellers shall be responsible for, and shall indemnify the Company and Buyer from and against, any gas imbalances for which the Company has any liability as of the Effective Date.

                                    ARTICLE 3
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. The purchase price for the sale and conveyance of the Partnership Interests to Buyer is Three Hundred Fifty-Nine Million Eight Hundred Thirty-Three Thousand Seven Hundred Dollars ($359,833,700) (the "Purchase Price"), subject to adjustment pursuant to the Final Settlement Statement referred to in Article 10.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers agree, represent and warrant to Buyer as follows:

         (a) Organization and Qualification of the Company. The Company is a general partnership, duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite power to carry on its business as it is now being conducted. The Partnership Agreement referred to in Exhibit E is the Company's partnership agreement, as currently in effect and as will be in effect as of the Closing Date. There are no other similar agreements or other governing documents under which the Company is currently, or at Closing will be, operating or governed.

         (b) Authority. Green River is a limited liability company and MOC is a corporation, each duly organized, validly existing and in good standing under the laws of the State of Wyoming and have the power and authority to enter into and perform this Agreement and to carry out the transaction contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Sellers of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Sellers.

         (c) Enforceability. This Agreement constitutes a valid and binding agreement of Sellers and is enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         (d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions contemplated hereby by Sellers will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws, partnership agreement or other similar governing documents of Sellers or the Company, or any material agreement, indenture or other instrument under which Sellers or the Company are bound or to which the Assets are subject; or (ii) violate or conflict with any law applicable to Sellers or the properties or assets of Sellers or the Company.

         (e) Ownership. Sellers has good and marketable title to 100% of the Partnership Interests, free and clear of any liens and encumbrances. There are no agreements or other commitments relating to any rights, options, warrants, right of first refusal, or agreements binding upon the Sellers or the Company for the acquisition of ownership interests in the Company, including the Partnership Interests. As of the date hereof and as of Closing, the Company owns the Assets.

         (f) No Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other entity.

         (g) Related Agreements. The Related Agreements include (as of the date of this Agreement) all of the following contracts and all other agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) (A) for the purchase or sale of gas, raw materials, commodities, supplies, products, or other personal property, (B) for the furnishing or receipt of services, or (C) that is a gas exchange agreement, gas gathering agreement, gas transportation agreement, gas balancing agreement, transportation service agreement, tariff, or other related agreement;

                  (ii) any agreement creating or concerning a partnership, joint venture, or similar entity and any operating agreement, undivided ownership agreement, or similar agreement;

                  (iii) any agreement (or group of related agreements) (A) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, (B) for any capitalized lease obligation, or (C) under which the Company has imposed a security interest on any of its assets, tangible or intangible;

                  (iv) any agreement concerning non-competition;

                  (v) any collective bargaining agreement or other union contract;

                  (vi) any preferential purchase right, right of first refusal, restriction on assignability, or similar right that would be applicable to or invoked by the consummation of the transaction contemplated by this Agreement or that would otherwise apply to the Assets;

                  (vii) any lease, in either the capacity of lessee or lessor;
         and

                  (viii) any other agreement to which the Company is a party and is material to the Company's Business, financial condition, operations, results of operations, or future prospects.

         Sellers have delivered to Buyer a correct and complete copy of each Related Agreement. With respect to each such agreement and except as disclosed on Schedule 4.1(g), to the Sellers' Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect,

(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (C) the Company is not in breach or default, and is not aware of any person claiming there is a breach or default, and no event has occurred of which Sellers are aware that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, (D) no party has repudiated any provision of the agreement, and (E) neither Sellers nor the Company are participating in any attempts to renegotiate any amounts paid or payable to the Company under any of the Related Agreements, have not made a specific, written demand for such renegotiations, and have not received a specific, written demand by another party to the Related Agreements Contracts for such renegotiations.

         (h) Compliance With Laws. To Sellers' Knowledge, except as set forth on
Schedule 4.1(q), (i) the Company is not in violation of any federal, state, or local law, rule or regulation or any other requirement of any governmental body, court or arbitrator applicable to the operation of the Assets; and (ii) all Permits and approvals of any federal, state or local governmental body that are necessary for operation of the Assets are in full force and effect, and no proceeding is pending or threatened to revoke or limit any Permit.

         (i) Litigation and Claims. Except as shown on Schedule 4.1(i) hereto, there are no governmental or other legal actions, judgments, liens or other proceedings, outstanding, pending or, to the knowledge of Sellers, threatened, to which Sellers or the Company are or would be a party and which relate to the Assets.

         (j) Consents. Except for actions that have been or will be taken prior to the Closing, including the filings to be made pursuant to Section 7.1 hereof, or those consents from governmental authorities that are customarily obtained after Closing, no consent, approval, registration, qualification, or filing with, any governmental or regulatory authority on the part of Sellers is required in connection with the consummation of the transaction contemplated by this Agreement and there are no consents of any third party that are required in order to consummate such transaction.

         (k) Taxes. To Sellers' Knowledge:

                  (i) all tax returns required to be filed by the Company or with respect to the Partnership Interests have been duly and timely filed with the appropriate governmental entity;

                  (ii) all Taxes owed by the Company or with respect to the Partnership Interests that are or have become due have been timely paid in full;

                  (iii) there is no claim pending or, to the knowledge of the Sellers, threatened by any applicable governmental authority in connection with any such Tax;

                  (iv) none of the Company's tax returns is now under audit or examination by any Governmental Authority;

                  (v) the Company has been treated for federal tax purposes as a partnership since its inception; and

                  (vi) the Company has in effect an election to adjust the basis of the Assets under section 754 of the Code.

         (l) Employees. Since Sellers have owned the Company, the Company has had no employees and, to Sellers' Knowledge, the Company has no obligations under any Benefits Plan, whether of a legally binding nature or in the nature of informal understandings.

         (m) Advisors' and Brokers' Fees. Sellers and the Company have not retained any advisor or broker in respect of the transaction contemplated by this Agreement for which Buyer shall incur any liability.

         (n) Information Regarding the Assets. All equipment included in the Assets is in good working condition and has been maintained in an operable state of repair adequate to maintain normal operation of the Assets in a manner consistent with the Company's past practices.

         (o) No Foreign Person. Neither Seller is a "foreign person" within the meaning of Section 1445 of the Code.

         (p) Authorized Expenditures. Except with respect to the Expansion Project and as set forth on Schedule 4.1(p), there are no outstanding authorizations for capital expenditure respecting the Assets for which Company or Buyer will be liable other than ordinary trade payables and well connections made in the ordinary course of business pursuant to which such expenditures are or may be required to be made.

         (q) Environmental Matters. Except as set forth in Schedule 4.1(q), to Sellers' Knowledge:

                  (i) there are no Assets which are in violation of Environmental Laws;

                  (ii) the Company has in force and effect all permits and licenses necessary under Environmental Laws, and has operated the Assets in substantial compliance with such permits and licenses;

                  (iii) no underground storage tanks, in use or abandoned, have been placed on the Property during the Company's ownership of the Property and no underground storage tanks, in use or abandoned, have been placed on the Property prior to the Company's ownership of the Property;

                  (iv) there are no Hazardous Materials present on or in the environment at the Assets, including hazardous substances contained in barrels, above or underground storage tanks, landfills, equipment or other containers; and

                  (v) there are no existing or pending actions, suits, investigations, inquiries, proceedings or clean-up obligations by any governmental authority or third party against the Company relating to or arising out of any Environmental Laws with respect to the Assets or the Company's operation of the Assets, to Sellers' Knowledge, none are threatened, and no event has occurred or condition exists which can reasonably be expected to give rise to such an action.

         (r) Liens. Except for (i) liens for taxes not yet due and payable or being contested in good faith, (ii) inchoate mechanics, materialmens or similar liens arising in the ordinary course of business or being contested in good faith, and (iii) any customary right reserved to a governmental authority to regulate the affected property, the Assets are free and clear of liens, pledges, encumbrances and adverse claims created by, through or under the Company or Sellers or the Affiliates of any of them, but not otherwise.

         (s) Property. Except for matters disclosed by Sellers to Buyer in writing prior to Closing, to Sellers' Knowledge, (i) the Company is not in breach or default, (ii) there is no person claiming there is a breach or default, and (iii) no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any agreement or other instruments related to the Property. Exhibit C lists all of the material Property of the Company related to the Facilities.

         (t) Financial Statements. Set forth on Schedule 4.1(t) are true and complete copies of the unaudited balance sheet of the Company (the "Balance Sheet") as of December 31, 2000 (the "Balance Sheet Date") and the unaudited statements of income of the Company for the respective seven (7) month period then ended (collectively, with the Balance Sheet, the "Financial Statements"). The Financial Statements fairly present the financial position of the Company as of its respective date and the results of its respective operations for the seven (7) month period, respectively, then ended, in the context of its membership in a consolidated group.

         (u) Absence of Certain Changes. Since the Balance Sheet Date:

                  (i) the Company has not suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance) which would be reasonably expected to have a Material Adverse Effect;

                  (ii) the Company has made no capital investment in, any loan to, or any acquisition of the securities or assets of, any third party (or series of related capital investments, loans, and acquisitions); and

                  (iii) the Company has issued no note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation.

         (v) Undisclosed Liabilities. The Company has no liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability), except for (i) liabilities set forth on the face of the Balance Sheet (rather than in any notes thereto), (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) as otherwise disclosed in this Agreement.

         (w) Disclosure. The representations and warranties contained in this
Section 4.1 do not contain any untrue statement of a material fact or omit to state any material fact that, to Sellers' knowledge, is necessary in order to make the statements and information contained in this Section 4.1 not misleading.

         4.2 REPRESENTATIONS AND WARRANTIES OF BUYER.

         (a) Organization and Qualification. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power to carry on its business as it is now being conducted.

         (b) Authority. Buyer has the power and authority to enter into and perform this Agreement and to carry out the transaction contemplated herein. The execution, delivery and performance of this Agreement and the consummation by the Buyer of the transaction contemplated herein have been duly and validly authorized by all necessary action on the part of Buyer.

         (c) Enforceability. This Agreement constitutes a valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         (d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any law applicable to Buyer or the properties or assets of Buyer.

         (e) Consents. Except for actions that have been or will be taken prior to the Closing, including the filings to be made pursuant to Section 7.1 hereof, or those that are customarily obtained after Closing, to the knowledge of Buyer, no consent, approval, registration, qualification, or filing with, any governmental or regulatory authority on the part of Buyer is required in connection with the consummation of this transaction. To the knowledge of Buyer, there is no consent of any third party that Buyer will be required to obtain in order to consummate the transaction contemplated by this Agreement except as set forth in Schedule 4.2(e).

         (f) Actions. There is no action pending against Buyer or, to the knowledge of Buyer, threatened against Buyer, which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transaction contemplated by this Agreement.

         (g) Advisors' and Brokers' Fees. Buyer has not retained any advisor or broker in respect of the transaction contemplated by this Agreement for which Sellers are liable or shall incur any liability.

         (h) Funds. Buyer has, and all times prior to Closing will have, sufficient funds available to enable Buyer to consummate the transaction contemplated by this Agreement and to pay the Purchase Price and all related fees and expenses of Buyer.


                                    ARTICLE 5
                  ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS

         5.1 ACCESS. Prior to and after the execution of this Agreement, Sellers shall (a) permit Buyer and its representatives access to the Records and employees involved in the Business (i) insofar as Sellers could do so without violating legal constraints or any legal obligation, or waiving any attorney/client work product or like privilege, and (ii) subject to any required consent of any third person (the "Record Review") and (b) permit Buyer and its representatives at reasonable times and at Buyer's sole risk, cost and expense to conduct an inspection of the condition of the Assets ("Inspection").

         5.2 ENVIRONMENTAL INSPECTION. Sellers shall provide Buyer with any environmental audits or reports previously prepared by or for Sellers or the Company in Sellers' possession that are related to the Assets and shall disclose the location of any known or suspected environmental conditions promptly after execution of this Agreement. Sellers shall cause the Company to provide Buyer with access to the Assets for the purpose of inspecting the environmental condition of the Assets (the "Environmental Review"). In conducting the Environmental Review, Buyer shall have the right to conduct tests, including subsurface sampling, related to the environmental condition of the Assets so long as the tests do not unreasonably interfere with the operation of the Assets. Buyer shall furnish Sellers with copies of all reports obtained by, or prepared by or for Buyer in connection with the foregoing inspections which shall be kept confidential by both Buyer and Sellers unless disclosure is required by law. Buyer's access to the Assets shall be at Buyer's risk, cost and expense, and Buyer shall release the Company and Sellers from and shall fully protect, indemnify and defend the Company and Sellers and their respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of Buyer's exercise of its rights under this Section 5.2, including without limitation, claims relating to
(a) injury or death of any person or persons whomsoever (b) damage to or loss of any property or resource caused by Buyer and not related to existing environmental conditions (c) common law causes of action of Buyer such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise unless caused by the negligence of Sellers.

         5.3 ENVIRONMENTAL CONDITIONS.

         (a) As soon as reasonably practical, but in no event later than 5:00 p.m., Mountain Time, on September 21, 2001 (the "Examination Period"), Buyer shall notify Sellers, in writing, of any Environmental Condition(s) disclosed as a result of the Environmental Review. Buyer's notice of Environmental Condition(s) shall include a reasonably complete description of each individual environmental condition as to which Buyer takes exception (including those disclosed by Sellers) and the costs which Buyer in good faith attributes to remediating the same.

         (b) Buyer shall be responsible for remediation costs attributable to the Environmental Condition(s) of the Assets disclosed by Sellers or identified by Buyer in the Environmental Review that do not exceed in the aggregate one percent (1%) of the Purchase Price. Sellers shall be responsible for any remediation costs associated with such Environmental Conditions to the extent such costs exceed in the aggregate one percent (1%) of the Purchase Price. Notwithstanding the foregoing, either Buyer or Sellers shall have the right to terminate this Agreement if Buyer's good-faith estimate of the potential remediation costs attributable to Environmental Condition(s) exceeds more than three percent (3%) of the Purchase Price. In the event of termination, Buyer shall not be responsible for any Environmental Liabilities with respect to the Assets.

         (c) In the event the Parties disagree as to the existence of an Environmental Condition and/or the remediation costs attributable to such Environmental Condition, the Parties shall submit the dispute to final and binding arbitration in accordance with Section 16.8 hereof.

         5.4 WAIVER AND RELEASE. All Environmental Conditions not raised by Buyer prior to Closing shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim against Sellers or seek indemnification from Sellers associated with the same except with respect to any breach of Section 4.1(q) or Environmental Liabilities constituting part of the Retained Liabilities under Section 2.3(a).

         5.5 CONFIDENTIAL INFORMATION. Buyer agrees to maintain all information made available or revealed to it pursuant to the Record Review, Inspection and Environmental Review, confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential in accordance with the terms of the confidentiality agreement by and between Affiliates of Sellers and Buyer (the "Confidentiality Agreement"). Buyer's obligations under the Confidentiality Agreement shall terminate as of the Closing Date. On and after the Closing Date, Sellers shall maintain all information related to the Company and the Assets confidential except for financial statement or public reporting purposes or for filings with governmental authorities and shall not use such information in a manner detrimental to Buyer or disclose to any third party without the prior written consent of Buyer.

                                    ARTICLE 6
                                      TITLE

         6.1 TITLE WARRANTY. Sellers represent and warrant that the Company has good and marketable title to the Facilities and Related Facilities from and against all persons claiming by through or under the Company, Sellers or their Affiliates, but not otherwise.

         6.2 BUYER'S TITLE REVIEW.

         (a) Buyer's Assertion of Title Defects. Prior to the termination of the Examination Period, Buyer shall have the right to furnish Sellers written notice meeting the requirements of this Section 6.2(a) (the "Title Defects Notice") setting forth any matters which, in Buyer's reasonable opinion, constitute Title Defects. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert by a Title Defect Notice given to Sellers on or before the expiration of the Examination Period. To be effective, Buyer's Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the estimated cost or other remedial action required to cure such Title Defect, and
(iii) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of such asserted Title Defect.

         (b) Sellers' Obligations. If Buyer furnishes to Sellers timely Title Defect Notice(s), subject to Sellers' continuing right to dispute the existence of a Title Defect(s) referred to in such Title Defect Notice pursuant to Section 6.3, Sellers shall (i) assume the obligation to cure such Title Defects in a timely manner following Closing but in no event later than one year from the Closing Date, or (ii) pay Buyer an agreed upon Purchase Price adjustment to cure such Title Defect. If Sellers elect to cure a Title Defect, but have not cured such Title Defect within one (1) year of Closing, Buyer shall have the right to cure the Title Defect at Sellers' cost and expense. Sellers shall indemnify Buyer from and against any Losses incurred by the Company with respect any Title Defects remaining uncured after Closing.

         6.3 TITLE DEFECT DISPUTES. In the event that Buyer and Sellers have not agreed upon the existence of one or more Title Defects, the Parties shall submit the dispute to final and binding arbitration in accordance with Section 16.8 hereof. In no event shall the existence of a Title Defect or a dispute concerning such existence postpone Closing.


                                    ARTICLE 7
                          COVENANTS OF SELLER AND BUYER

         7.1 HART-SCOTT-RODINO ACT. Immediately following the execution of this Agreement, the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will join in a request for early termination under the Hart-Scott-Rodino Act, will use their best efforts to obtain such early termination, and will make any further filings pursuant thereto that may be necessary in connection therewith. Each Party will furnish the other Party(s) with copies of any of its filings under the Hart-Scott-Rodino Act at the time such filings are made. Buyer shall pay the filing fee and all other fees required to be paid in connection with any such filings.

         7.2 CONDUCT OF BUSINESS PENDING CLOSING. Subject to the provisions of the Related Agreements, from the date hereof through the Closing, except as consented to or approved by Buyer, Sellers covenant and agree that:

         (a) Changes in Business Related to the Assets. Subject to continuing to implement the Expansion Project as described on Schedule 2.4, Sellers shall use their best efforts to ensure that the Company does not without prior written consent of Buyer:

                  (i) make any material change in the conduct of its business or operations related to the Assets;

                  (ii) enter into, modify, assign, terminate or amend, in any material respect, any of the Related Agreements; or

                  (iii) sell, lease or otherwise dispose of any of the Assets, except (A) Assets sold, leased or otherwise disposed of in the ordinary course of business and having a value of less than $25,000, and (B) the Questar settlement for the remaining portion of the Jonah Gas Gathering System, not included in the Assets.

         (b) Operation of Assets. Subject to continuing to implement the Expansion Project as described on Schedule 2.4, Sellers shall use their best efforts to require the Company to:

                  (i) cause the Assets to be maintained and operated in the ordinary course of business in accordance with Seller's past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property), maintain insurance now in force with respect to the Assets and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

                  (ii) cause the Assets to be maintained and operated in compliance with all applicable laws;

                  (iii) use reasonable diligence to maintain its relationships with suppliers, customers and others having material business relations with the Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date; and

                  (iv) avoid any act, which shall have or cause a Material Adverse Effect.

         7.3 GAS GATHERING AGREEMENTS; GAS PURCHASE AGREEMENTS. That certain Gas Gathering Agreement dated April 1, 1996 between the Company and MOC, as amended (the "MOC Gas Gathering Agreement"), is included in the Related Agreements. Buyer covenants and agrees that following Closing, it will cause the Company to comply with the terms and conditions of such MOC Gas Gathering Agreement, as so amended, and with the terms and conditions of the other Related Agreements. The Parties agree that there also are included in the Related Agreements separate gas gathering agreements between the Company and Forrest Oil

Corp., McMurry Energy Company, Yates Petroleum Corp., and HS Resources, Inc., and that separate gas purchase agreements between MOC and the aforementioned companies and STC Oil Co. are not held by the Company and are not included in the Related Agreements. MOC or its Affiliates may continue to purchase gas under such gas purchase agreements and such gas will be gathered by Buyer pursuant to the MOC Gas Gathering Agreement.

         7.4 EMPLOYEES. Buyer or its Affiliates shall be permitted to review non-confidential employment records of those employees of the Company's Affiliates identified in Schedule 7.4, and discuss with such employees the terms and conditions under which Buyer will offer to hire such employees (a "Transferred Employee"). Buyer will offer all Transferred Employees a salary equivalent to their current salary as set forth on Schedule 7.4 and, for those Transferred Employees who accept Buyer's offer, Buyer will provide such Transferred Employees with the following:

         (a) Buyer will pay such Transferred Employee the equivalent of twelve
(12) months salary as severance pay if such Transferred Employee is terminated without cause prior to the first anniversary of the Closing Date; provided, however, that the amount of severance pay shall be reduced by the payments made by Buyer or its Affiliates to such Transferred Employee from Closing until his or her termination date, but in no case shall the terminated Transferred Employee receive less than three (3) months severance pay.

         (b) Buyer agrees that each Transferred Employee shall be eligible to participate in Buyer's or its Affiliates' benefit arrangements to the same extent as other similarly situated employees of Buyer or such Affiliates including, without limitation, (i) the right to participate in any employee benefit plans (as that term is defined in Section 3(3) of ERISA), (ii) the right to participate in group health insurance without any waiting period and without exclusion or limitation based on pre-existing conditions and with full credit for then-accumulated deductible and out-of-pocket expenses, and (iii) preservation (including proper notice) of all benefits under COBRA. Buyer will give all such Transferred Employees full credit, for purposes of eligibility and vesting, for such Transferred Employees' service with Sellers or Sellers' Affiliates.

         (c) Buyer shall also pay Transferred Employees a retention bonus funded by Sellers of no more than three (3) months salary for those Transferred Employees who remain employed by Buyer for at least three (3) months following Closing.

         7.5 PUBLIC ANNOUNCEMENTS. No Party will issue any press release or otherwise make any public statements with respect to this Agreement and the transaction contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld. If a Party is required by law to make any such disclosure, it must first provide to the other Party(s) the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made and afford such other Party a reasonable opportunity to comment upon and request changes in the disclosure. Notwithstanding the foregoing, Sellers or Sellers' Affiliates or Buyer or Buyer's Affiliates shall be permitted in the context of public financing or otherwise to disclose the details of and information regarding the transaction contemplated by this Agreement to Canadian and U.S. securities regulators, stock exchanges, its advisors (including, but not limited to, underwriters and their counsel), lenders, potential investors or the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

         7.6 ACTIONS BY PARTIES. The Parties agree to use reasonable diligence to satisfy the conditions to Closing set forth in Article 8 and to refrain from taking any action within their control which would cause a breach by such Party of a representation or warranty set forth herein; provided, however, that Sellers shall not be required to expend any funds or incur any costs to prevent or cure a breach of the representations and warranties set forth in Section 4.1.

         7.7 FURTHER ASSURANCES. Sellers and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action, as may be necessary to carry out the purposes and intents of this Agreement or as a Party may reasonably request in accordance with the terms of this Agreement. The Parties agree to cooperate in the preparation and filing of any post-Closing tax returns.

         7.8 RECORDS. Buyer agrees to maintain the Records until the fourth anniversary of the Closing Date (or for such longer period of time as Sellers shall advise Buyer is necessary in order to have Records available with respect to open years for tax audit purposes), or, if any of the Records pertain to any claim or dispute pending on the fourth anniversary of the Closing Date, which claim Sellers have advised Buyer of in writing, Buyer shall maintain any of the Records designated by Sellers until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Sellers and its representatives reasonable access at reasonable times to and the right to copy all or any portion of the Records.

         7.9 NO SHOP. Sellers represent that they have neither entered into nor executed any instrument with any other person, which would constitute a currently binding purchase and sale agreement or right to match relating to the sale of the Company or the Assets, or any part thereof. Sellers agree promptly to (a) suspend negotiations with any third parties until this Agreement is terminated or, if the sale contemplated by this Agreement is culminated, terminate any and all negotiations and discussions in which Sellers may be currently involved with any other persons with regard to the sale or disposition, either directly or indirectly, of all or any part of the Company, and (b) neither solicit nor evaluate additional bids nor discuss with or provide information to third persons with respect to the purchase by or sale to any other person of all or any part of the Company, either directly or indirectly, until such time, if any, as this Agreement terminates without closing of the transactions contemplated by this Agreement.

         7.10 CASUALTY LOSS. If, prior to the Closing, all or any material portion of the Assets are destroyed by fire or other casualty, are taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall purchase the Company notwithstanding any such destruction, taking or pending or threatened taking and the Purchase Price shall not be adjusted provided such casualty loss or condemnation does not have a Material Adverse Effect. In that case, Sellers shall, at the Closing, pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets to be assigned to Sellers, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Assets to be conveyed to Buyer. Sellers shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to the Assets to be conveyed to Buyer without first obtaining the written consent of Buyer. If the casualty loss has a Material Adverse Effect, the Parties shall agree on an equitable adjustment to the Purchase Price, which if not agreed upon by the Parties, shall be determined by arbitration.

         7.11 RADIO FREQUENCIES. The Parties will, during the transition period from the date hereof through Closing, seek to find a solution to share existing radio frequencies. To the extent frequencies cannot be shared, the Parties will seek an equitable solution to obtain additional licenses and/or split the frequencies to accommodate their respective needs.

         7.12 FISHER ROC RTUS. Within sixty (60) days after Closing Sellers will pay Buyer $250,000 for related metering facilities. During the transition period, the Parties will seek a solution to utilize existing Fisher ROC RTUs jointly. If Buyer is not satisfied with joint use of Fisher ROC RTUs at any time during the transition period, Buyer can install total flow meters at Buyer's sole cost and expense and ownership of the Fisher ROC RTUs shall revert to Seller.

         7.13 TRANSITION SERVICES AGREEMENT. Prior to Closing, the Parties agree to enter into a mutually agreeable transition service agreement, including, but not limited to, IT, accounting and gas control services.


                                    ARTICLE 8
                               CLOSING CONDITIONS

         8.1 SELLERS' CLOSING CONDITIONS. The obligation of Sellers to proceed with the Closing contemplated hereby is subject, at the option of Sellers, to the satisfaction on or prior to the Closing Date of all of the following conditions:

         (a) Representations, Warranties and Covenants. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

         (b) Hart-Scott-Rodino Act. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

         (c) Buyer's Officer's Certificate. Sellers shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge the conditions set forth in this subsection (a) of Section 8.1 have been satisfied.

         (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by a Seller) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.

         8.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date; and (ii) the covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

         (b) Hart-Scott-Rodino Act. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

         (c) Sellers' Certificates. Buyer shall have received certificates dated as of the Closing Date, executed by a duly authorized officer or manager of each Seller to the effect that to such officer's or manager's knowledge, the conditions set forth in subsection (a) of this Section 8.2 have been satisfied.

         (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or resulting therefrom.


                                    ARTICLE 9
                                     CLOSING

         9.1 CLOSING. The Closing shall be held on the Closing Date at 10:00 a.m., Mountain Time, at the offices of Sellers, Denver, Colorado, or at such other time or place as Sellers and Buyer may otherwise agree in writing.

         9.2 SELLERS' CLOSING OBLIGATIONS. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

         (a) an Assignment of the Partnership Interests in mutually agreeable form;

         (b) the Sellers' certificates referred to in Section 8.2(c); and

         (c) non-foreign affidavits, as such affidavit is referred to in Section 1445(b)(2) of the Code, dated as of the Closing Date.

         9.3 BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Sellers the following:

         (a) an amount equal to the Purchase Price, as adjusted, to Sellers in immediately available funds to Sellers' designated bank account; and

         (b) the officer's certificate of Buyer referred to in Section 8.1(c).


                                   ARTICLE 10
                              POST-CLOSING MATTERS

         10.1 FINAL SETTLEMENT STATEMENT. At Closing, Sellers and Buyer shall agree upon an interim Statement of Adjustments setting out, to the extent reasonably practicable, based on information reasonably available, the adjustments to the Purchase Price pursuant to this Article 10. The net amount of the interim Statement of Adjustments will be added to or deducted from the amount payable under Section 3.1 by Buyer to Sellers at Closing (the "Closing Purchase Price"). As soon as practicable after Closing, but in no event later than sixty (60) days after Closing, Sellers shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment to the Closing Purchase Price determined as of the Effective Date and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall have the right to audit such Final Settlement Statement, will have access to Sellers' books and will deliver to Sellers a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement and to establish the final Purchase Price (the "Final Purchase Price") no later than one hundred twenty (120) days after Closing. Within five (5) days after the Final Purchase Price has been agreed upon by the Parties, the difference between the Closing Purchase Price and the Final Purchase Price shall be (i) paid by Buyer to Sellers, if the Final Purchase Price is greater than the Closing Purchase Price or (ii) paid by Sellers to Buyer, if the Closing Purchase Price paid is greater than the Final Purchase Price, in each case in immediately available funds with interest calculated from the Effective Date through the date of payment at the prime rate in effect as of the Closing Date as published in the Wall Street Journal. If the Parties cannot agree on the Final Settlement Statement, the dispute shall be resolved pursuant to arbitration in accordance with Section 16.8.

         10.2 ADJUSTMENTS. Adjustments to the Purchase Price shall be made and the Final Purchase Price shall be established as follows:

         (a) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                  (i) The amount of all direct expenses, costs, taxes and charges paid by Sellers or the Company (exclusive of general and administrative expense) that are attributable to the ownership and operation of the Assets on or after the Effective Date, including but not limited to (A) the operation and maintenance of the Assets after the Effective Date, (B) capital expenditures accrued after the Effective Date that are directly attributable to the Assets, (C) any amounts paid for the acquisition, extension or renewal of any Asset after the Effective Date, (D) any amounts paid for the acquisition of any asset included within the Assets and approved in writing by Buyer, (E) the aggregate amount of all other expenditures made by Sellers or the Company prior to the Effective Date for costs and expenses directly attributable to the Assets after the Effective Date, and (F) amounts relating to obligations accruing under the Related Agreements after the Effective Date;

                  (ii) the amount of all income, revenues and proceeds received by Buyer that are attributable to the ownership and operation of the Assets prior to the Effective Date;

                  (iii) Expansion Project costs credited to Sellers, if any, pursuant to Section 2.4; and

                  (iv) any other amount agreed upon by Sellers and Buyer.

         (b) Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                  (i) The amount of all income, revenues and proceeds received by Sellers that are attributable to the ownership and operation of the Assets after the Effective Date;

                  (ii) Expansion Project costs credited to Buyer, if any, pursuant to Section 2.4;

                  (iii) Ad valorem or other similar taxes to be paid by the Company after Closing pursuant to Section 12.1(a);

                  (iv) the amount of $120,000 provided that Closing occurs on September 28, 2001 only; and

                  (v) Any other amount agreed upon by Sellers and Buyer.


                                   ARTICLE 11
                                   LIMITATIONS

         11.1 DISCLAIMER OF WARRANTIES. Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party hereto that Sellers are not making any representation or warranty whatsoever, express, implied, statutory or otherwise, except for those representations or warranties expressly given in this Agreement, and it is understood that, subject to such express representations and warranties, Buyer takes the Company and the Assets "as is" and "where is". Without limiting the generality of the immediately preceding sentence but subject to the representations or warranties expressly given in this Agreement, Sellers hereby
(i) expressly disclaim and negate any representation or warranty, express or implied, at common law, by statute or otherwise, relating to the condition of the Assets (including, without limitation, any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of material, or any infringement by Sellers of any patent or proprietary right of any third party, and (ii) negates any rights of Buyer under statutes to claim diminution of consideration, it being the intention of

Sellers and Buyer that the Assets are to be accepted by Buyer in their present condition and state of repair.


         11.2 DAMAGES. Notwithstanding anything contained to the contrary in any other provision of this Agreement, Sellers and Buyer agree that the recovery of any damages suffered or incurred as a result of any breach by any Party of any of its representations, warranties or obligations under this Agreement shall be limited to the actual damages suffered or incurred (which shall include any indirect, consequential, special, exemplary or punitive damages awarded against, or paid to any third party by, the indemnified Party) as a result of the breach by the breaching Party of its representations, warranties or obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary or punitive damages (including, without limitation, any damages on account of lost profits or opportunities or lost or delayed production) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its representations, warranties or obligations hereunder.


                                   ARTICLE 12
                                      TAXES

         12.1 TAXES.

         (a) Apportionment of Tax Liability. For the calendar year in which Closing occurs, all ad valorem or similar Taxes accrued but not yet due and payable in respect of the Assets shall be prorated between Sellers and Buyer as of the Effective Date. Such taxes shall be prorated as though payable in twelve equal monthly installments. Based on the best current information available as of the Closing Date, which shall not be less than the assessment for the prior year, the proration shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.1(a) and shall be deemed a final settlement of such Taxes between the parties. Accordingly, after Closing, Buyer expressly assumes all obligations and liabilities for all ad valorum or similar Taxes payable by the Company in the year of Closing with respect to the Assets.

         (b) Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for Taxes of or with respect to the Assets for any period prior to the Effective Date other than obligations and liabilities for Taxes assumed by Buyer in this
Section 12.1 (a), Buyer shall notify Sellers in writing as soon as possible but in no event later than thirty (30) days of receiving notice thereof. As to any such Taxes for which Sellers are or may be liable, Sellers shall at Sellers' expense control or settle the contest of such examination, claim, adjustment or other proceeding. The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any proceeding described in this Section 12.1.

         (c) Sales Taxes. Buyer shall be liable for all sales taxes, if any, attributable to the sale of Partnership Interests.

                                   ARTICLE 13
                                    INDEMNITY

         13.1 OBLIGATION OF PARTIES TO INDEMNIFY.

         (a) Effective as of the Closing, Sellers hereby indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, employees and agents (the "Buyer Indemnified Parties") from and against any and all Losses arising out of or resulting from any of the following:

                  (i) the Retained Liabilities; and

                  (ii) the breach by Sellers of any representation, warranty, agreement or covenant of Sellers hereunder.

         (b) Buyer, effective as of the Closing, hereby indemnifies, defends and holds harmless Sellers, their affiliates and their respective directors, officers, employees, agents and successors and assigns (the "Seller Indemnified Parties"), from and against any and all Losses arising out of or resulting from any of the following:

                  (i) the Assumed Liabilities; and

                  (ii) the breach by Buyer of any representation, warranty, agreement or covenant of Buyer hereunder.

         13.2 INDEMNIFICATION PROCEDURES - THIRD PARTY CLAIMS.

         (a) If any Party (the "Indemnified Party") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article 13 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article 13, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Third Party Claim. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within ten (10) business days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

         (b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel).

         (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets, or financial condition.

         (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Claim.

         (e) Notwithstanding Section 13.2(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within ten (10) business days after receipt of notice thereof from the Indemnified Party or to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

         13.3 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 13.2 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations otherwise set forth in this Section 13, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         13.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers pursuant to this Agreement or any certificate or other document delivered by Sellers at the Closing shall survive the Closing for a period of one (1) year following the Closing Date except with respect to Sections 4.1(e) and 6.1, which shall survive indefinitely. Representations and warranties of Sellers under this Agreement shall be of no further force or effect after the expiration date specified above; provided, however, that there shall be no such termination of any representation and warranty with respect to a bona fide claim asserted with respect thereto in writing by Buyer with reasonable specificity prior to such date in accordance with this Section 13. All representations, warranties, covenants, and indemnities of Buyer shall survive indefinitely. All covenants and indemnities of Sellers shall survive indefinitely.


                                   ARTICLE 14
                                     RELEASE

         14.1 ASBESTOS AND NORM. Buyer acknowledges that the Assets may currently or have in the past contained asbestos or naturally occurring radioactive materials ("NORM") and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Buyer agrees to accept full responsibility, and indemnify Sellers from and against, any costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Assets.


                                   ARTICLE 15
                       TERMINATION; REMEDIES; LIMITATIONS

         15.1 TERMINATION.

         (a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

                  (i) by mutual written consent of Sellers and Buyer;

                  (ii) by Sellers if any condition specified in Section 8.1 has not been satisfied on or before Closing and shall not have been waived by Sellers;

                  (iii) by Buyer if any condition specified in Section 8.2 has not been satisfied on or before Closing and shall not have been waived by Buyer; or

                  (iv) by Sellers or Buyer if Closing has not occurred on or before October 31, 2001.

         (b) Effect of Termination. In the event of termination of this Agreement by Sellers, on the one hand, or Buyer, on the other hand, pursuant to
Section 15.1(a), written notice thereof shall forthwith be given by the terminating Party or Parties to the other Party or Parties hereto, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in
Section 5.2. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.

         15.2 REMEDIES.

         (a) Sellers' Remedies. Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Buyer in this Agreement, or the failure by Buyer to comply with the covenants or other obligations of Buyer set forth herein, Sellers may seek to enforce their legal remedies for Buyer's breach or default hereunder, including, but not limited, specific performance of this Agreement.

         (b) Buyer's Remedies. Notwithstanding anything herein provided to the contrary, upon failure of the Sellers to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Sellers in this Agreement, or the failure by Sellers to comply with the covenants or other obligations of Sellers set forth herein, Buyer may seek to enforce its legal remedies for Seller's breach or default hereunder, including, but not limited to, specific performance of this Agreement.


                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 COUNTERPARTS. This Agreement and any document or other instrument delivered hereunder may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart of this Agreement or any document or other instrument delivered hereunder may be delivered by facsimile, which shall be deemed an original. However, the Parties agree that they will provide original copies of the Agreement to the other Parties as soon as reasonably practicable.

         16.2 GOVERNING LAW; JURISDICTION; PROCESS.

         (a) This Agreement and the transaction contemplated hereby shall be governed by and interpreted in accordance with the laws of the State of Wyoming without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

         (b) Subject to the arbitration agreement set forth in Section 16.8, Buyer and Sellers consent to personal jurisdiction in any legal action, suit or proceeding with respect to this agreement in the Federal District Court in Denver, Colorado, and with respect to any such claim, Buyer and Sellers irrevocably waive, to the fullest extent permitted by law, any claim, or any objection that Buyer or Sellers may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in the City and County of Denver, Colorado, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any claim that Buyer or Sellers are not subject to personal jurisdiction or service of process in such City and County of Denver, Colorado, forum.

         16.3 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto and the Confidentiality Agreement contain the entire agreement between the Parties or their Affiliates with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties concerning such subject matter other than those set forth or referred to herein.

         16.4 EXPENSES. Buyer shall be responsible for all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement. All other costs and expenses incurred by each Party hereto in connection with all things required to be done by it hereunder, including attorneys' fees, accountant fees and the expense of environmental and title examination, shall be borne by the Party incurring same.

         16.5 NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

         To Sellers:

         Green River Pipeline, LLC
         McMurry Oil Company
         950 17th Street, Suite 2600
         Denver, Colorado 80202
         Attention:  Roger J. Biemans
         Telephone:  (303) 389-5001
         Facsimile:  (303) 623-2400

         Copy to:

         Green River Pipeline, LLC
         McMurry Oil Company
         950 17th Street, Suite 2600
         Denver, Colorado 80202
         Attention:  Mary V. Laitos, Esq.
         Telephone:  (303) 389-5020
         Facsimile:  (303) 623-2400

         To Buyer:

         Teppco Partners, L.P.
         PO Box 2521
         Houston, Texas 77252
         Attention:  Barry R. Pearl
         Telephone:  (713) 759-3636
         Facsimile:  (713) 759-3957

         Copy to:

         Duke Energy Field Services, LP
         370 17th Street, Suite 900
         Denver, Colorado 80202
         Attention:  M.J. Bradley
         Telephone:  (303) 605-1624
         Facsimile:  (303) 605-1605

Or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

         16.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by any Party hereto in whole or in part to an Affiliate upon written notice to the other Party(s), provided, however, that such assignment shall not release the assigning Party of its obligations hereunder. No other assignment shall be permitted by either Party except with the prior written consent of the other Party. Any prohibited assignment shall be void and have no force or effect.

         16.7 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         16.8 ARBITRATION. Any dispute, controversy, or claim (a "Dispute") arising out of or in connection with this Agreement shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with the American Arbitration Association ("AAA") arbitration rules for commercial disputes (the "Rules"), which are deemed to be incorporated by reference, except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. The arbitral tribunal (the "Tribunal") shall apply the law referred to in Section 16.2 in resolving the Dispute. The Tribunal shall be composed of three (3) arbitrators, with Buyer and Sellers each appointing one arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as Chairman of the Tribunal. Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules. The arbitration shall be held in Denver, Colorado, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within ninety (90) days following the selection of the Chairman of the Tribunal. The decision of the Tribunal shall be final and binding upon the Parties. Judgment upon the award rendered by the Tribunal may be entered in, and enforced by, any court of competent jurisdiction. If the arbitration involves the Final Settlement Statement, the Parties shall each bear their own expenses including attorneys' fees and share the fees of the Chairman of the Tribunal. If the arbitration concerns any other disputes then the prevailing Party(s) shall be awarded its expenses, including attorneys' fees.

         16.9 PREFERENTIAL RIGHTS. The Parties do not believe there exist any preferential rights to purchase with respect to the sale of the Company. However, if before Closing it is determined that a valid preferential right, right of first refusal, or similar right exists and such right is exercised, the Sellers will sell the Company to the holder of such right and Sellers shall pay Buyer all reasonable costs incurred by Buyer and its Affiliates in connection with this Agreement and the transaction contemplated hereby. If, following Closing, it is determined that such a right exists and such right is exercised and Buyer sells the Company to a holder or holders of such a right, Sellers will pay Buyer (A) all costs incurred by Buyer and its Affiliates in connection with this Agreement and the transaction contemplated hereby and (B) forty percent (40%) of all capital expenditures in excess of the Expansion Project incurred by Buyer, its Affiliates or Company in connection with the Assets that are not recovered in such sale of the Company or other resolution of the dispute, but subject to a maximum amount of $10,000,000.

         16.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16.11 TIME OF ESSENCE. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a business day, then the date for giving such notice or taking such action shall be the next day, which is a business day.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.


                               SELLERS:

                               GREEN RIVER PIPELINE, LLC


                               By:  /s/ Roger J. Biemans
                                  ---------------------------------------------
                               Name: Roger J. Biemans
                               Title: President of Fort Collins Consolidated Royalties, Inc., Member of Green River Pipeline, LLC
                               Date: September 7, 2001


                               By:  /s/ Roger J. Biemans
                                  ---------------------------------------------
                               Name: Roger J. Biemans
                               Title: President of McMurry Oil Company,
                               Member of Green River Pipeline, LLC
                               Date: September 7, 2001


                               McMURRY OIL COMPANY


                               By:  /s/ Roger J. Biemans
                                  ---------------------------------------------
                               Name: Roger J. Biemans
                               Title: President



                               BUYER:

                               TEPPCO PARTNERS, L.P


                               By:     /s/ Michael J. Bradley
                                   --------------------------------------------
                               Name: Michael J. Bradley
                               Title: Agent and Attorney in Fact
                               Date: September 7, 2001

                                    EXHIBIT A

                                  DEFINITIONS

"AAA" shall be as defined in Section 16.8.

"Affiliate" shall mean, as to the Party specified, any entity controlling, controlled by or under common control with such specified Party. Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

"Assets" shall mean:

         (a) the natural gas pipelines and gathering systems, the compressor stations and metering stations (the "Facilities"), as particularly described by size and location on Exhibit B hereto and generally described on the maps attached hereto as Exhibit B-1, and the line pack gas, condensate and inventory gas included therein;

         (b) the surface leases (and other rights to use the surface), easements, right-of-way, servitudes and similar instruments (the "Property") described on Exhibit C hereto and the assignable environmental and other governmental permits, licenses, and related instruments or rights (the "Permits") described on Exhibit C-1 hereto;

         (c) the motor vehicles, equipment, pipes, valves, pumps, compressors, materials and parts inventory, tools, storage tanks, the Pinedale field office and office furnishings, computer hardware, storage sheds, and other personal property, fixtures and improvements used or held primarily for use in the Business (the "Related Facilities"), including, without limitation, the items described on Exhibit D hereto; and

         (d) the gas gathering agreements, gas purchase agreements, gas transportation agreements, equipment lease agreements, software agreement for gas nominations, and the Pinedale field office lease agreement (the "Related Agreements") described on Exhibit E hereto and the associated contract files and production records of the Jonah Gas Gathering System (the "Records").

"Assumed Liabilities" shall be as defined in Section 2.2.

"Benefit Plans" means all employee benefit plans or arrangements, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, retirement, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, deferred compensation, defined benefits, fringe benefits or other benefits and including "employee benefit plans," "employee pension benefit plans," and "employee welfare benefit plans as defined in Sections 3(1), 3(2) and 3(3) of ERISA.

"Business" shall be as defined in Recital A.

"Closing" shall be the consummation of the transaction contemplated by Article
9.

"Closing Date" shall mean (a) the later of (i) September 28, 2001, or (ii) the first business day following the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, or (b) such other date as may be mutually agreed to by Sellers and Buyer.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" shall be as defined in Section 5.5.

"Defensible Title" shall mean such title held by the company to a Property that is free and clear of all claims, liens and encumbrances that materially detract or could materially detract from the value or interfere or could interfere with the use of the Property for the purpose for which the Property is presently used.

"Dispute" shall be as defined in Section 16.8.

"Effective Date" shall be 11:59 p.m. Mountain Time on September 30, 2001.

"Environmental Claim" shall mean any action or written notice threatening same by a third party alleging potential liability of Sellers arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Assets.

"Environmental Condition" shall mean a condition or circumstance existing at the Effective Date with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset or Sellers not to be in compliance with any Environmental Law, including any permits issued thereunder, in all material respects, or (ii) an Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law.

"Environmental Laws" shall mean all laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful. Environmental Laws shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal law.

"Environmental Liabilities" shall mean any and all costs (including costs of remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any governmental authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a governmental authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

"Environmental Matters" shall mean (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any governmental authority arising out of or under any Environmental Laws or (ii) any claim or cause of action by a governmental authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

"Environmental Review" shall be as defined in Section 5.2.

"Estimated Expansion Costs" shall be as defined in Section 2.4.

"Examination Period" shall be as defined in Section 5.3(a).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Expansion Project" shall be as defined in Section 2.4.

"Facilities" shall be as defined in the definition of "Assets."

"Hart-Scott-Rodino Act" shall mean The Hart-Scott-Rodino Antitrust Improvements Act, as amended, 15 U.S.C. Section 18a, and the regulations promulgated thereunder.

"Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

"Losses" shall mean any and all debts, damages, costs, losses, liabilities, duties, obligations, commitments, claims (including, without limitation, those arising out of any demand, cause of action, assessment, settlement, judgment or compromise relating to any actual or threatened action), taxes, costs and expenses (including, without limitation, any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any action), matured or unmeasured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any Environmental Liabilities.

"Material Adverse Effect" shall mean, with respect to the Assets, any adverse changes, circumstance, effect or condition in or relating to the Assets, financial condition, prospects, results of operations, business or operations of the Company that individually or in the aggregate with all other adverse changes, circumstances, effects or conditions with respect to the ownership, use or operation of the Assets which result in or could reasonably be expected to result in a quantifiable diminution in value of the Assets which exceeds an aggregate of $500,000; provided however, that any prospective change or changes in financial condition caused by the reduction or depletion of reserves or decline in deliverability or change in prices of oil, gas, feedstock, ethylene or other hydrocarbon products, declines in production, general economic conditions or local, regional, national or international industry conditions shall not be deemed to constitute a Material Adverse Effect;

"Offsite Environmental Matter" shall mean any Environmental Condition (i) resulting from Hazardous Materials originating from the Assets that have been transported for disposal, reclamation or recycling from the Assets prior to the Effective Date (or prior to the Closing Date as a result of a breach by a Sellers of Section 8.1) to properties owned by third parties or (ii) arising from or attributable to property previously owned or operated by the Company and conveyed or alienated by the Company prior to the Effective Date.

"Partnership Interests" shall be as defined in Recital B.

"Permits" shall be as defined in the definition of "Assets."

"Property" shall be as defined in the definition of "Assets."

"Purchase Price" shall be as defined in Section 3.1.

"Record Review" shall be as defined in Section 5.1.

"Records" shall be as defined in the definition of "Assets."

"Related Agreements" shall be as defined in the definition of "Assets."

"Related Facilities" shall be as defined in the definition of "Assets."

"Retained Liabilities" shall be as defined in Section 2.3.

"Sellers' Knowledge" shall mean the knowledge of Sellers and shall include the knowledge of employees of Sellers' Affiliates involved in the operation of the Assets.

"Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee or successor-in-interest.

"Title Defect" shall mean a defect that causes the Company's title to the affected Property or a portion thereof to be less than Defensible Title.

"Transferred Employee" shall be as defined in Section 7.4.

"Tribunal" shall be as defined in Section 16.8.

                                    EXHIBIT B

              PIPELINES, COMPRESSOR STATIONS AND METERING STATIONS

                                   EXHIBIT B-1

          MAPS OF PIPELINES, COMPRESSOR STATIONS AND METERING STATIONS

                                    EXHIBIT C

                                    PROPERTY

                                   EXHIBIT C-1

                                     PERMITS

                                    EXHIBIT D

                               RELATED FACILITIES

                                    EXHIBIT E

                               RELATED AGREEMENTS

                                  SCHEDULE 2.4


                                EXPANSION PROJECT

                                 SCHEDULE 4.1(g)

                               RELATED AGREEMENTS

                                 SCHEDULE 4.1(i)

                              LITIGATION AND CLAIMS

(1) Litigation between Questar Gas Management Company and Questar Exploration and Production Company (as plaintiffs) and Ultra Petroleum, Ultra Resources and Jonah Gas Gathering Company (as defendants) regarding the rights of the parties for certain gas gathering in the Pinedale/Mesa area.

                                 SCHEDULE 4.1(p)

                             AUTHORIZED EXPENDITURES

                                 SCHEDULE 4.1(q)


                              ENVIRONMENTAL MATTERS

                                 SCHEDULE 4.1(t)

                  BALANCE SHEET OF JONAH GAS GATHERING COMPANY

                                 SCHEDULE 4.2(e)

                                    CONSENTS

                                  SCHEDULE 7.4

                              TRANSFERRED EMPLOYEES


                                       47